2011 RESTRICTED STOCK PLAN
OF
GREEN BALLAST, INC.
(Effective April 15, 2011)

ARTICLE I. GENERAL

SECTION 1.1. Purpose of the Plan. This Plan is intended to advance the best interests of the Company, its Subsidiaries and its stockholders in order to attract, retain and motivate key employees and other Persons by providing them with additional incentives or compensation through the award of shares of Restricted Stock.

SECTION 1.2. Definitions. For purposes of this Plan, the following definitions shall apply:

“Award” means a grant under this Plan in the form of Restricted Stock.

“Award Agreement” means an agreement governing the Award entered into between the Company and a Participant pursuant to Section 1.8.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than in connection with an acquisition of any capital stock by any such individual, legal entity or group as a result of the transfer of any capital stock by Green Ballast LLC (“GBL”) from time to time), or (ii) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a three year period of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of at least two (2) members of the Board. If it is intended that the Committee satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, then all of the members of the Committee, at the time of service on the Committee hereunder, should be “Non-Employee Directors,” as defined in Rule 16b-3(b)(3) under the Exchange Act and “Outside Directors,” as defined in Treasury Regulation Section 162-27(e)(3), under the Code. If no Committee has been designated to administer the Plan, references to the Committee shall be deemed to be references to the Board, whose members shall not be required to meet the qualifications of this definition.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Green Ballast, Inc. and its successors and assigns.

“Date of Termination” of a Participant means the first day occurring on or after the date on which a Participant is granted an Award on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided , however , that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and, provided further, that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

“Disability” with respect to any Participant has the meaning given that term or any substantially comparable term or usage in any employment or severance arrangement applicable to the Participant and approved by the Board or the Committee, or in the absence of any such arrangement or term, means, except as otherwise determined by the Committee, a condition that renders the Participant unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than one hundred twenty (120) days.

“Effective Date” means the date set forth in Section 3.12.

“Eligible Participant” has the meaning given in Section 1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” with respect to an Award means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date shall not be later than the earliest to occur of: (a) if the Participant’s Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination; or (b) if the Participant’s Date of Termination occurs for reasons other than death or Disability, ninety (90) days after such Date of Termination.

“Fair Market Value” of a share of Common Stock on any date of reference means the VWAP on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner.

“Market Capitalization” for any trading day means the closing sale price per share of Common Stock on such day on the primary market on which the Common Stock is traded (as reported by Bloomberg Financial Markets) multiplied by the fully-diluted number of shares of Common Stock on such day.

“Participant” means any Eligible Participant that is granted an Award under the Plan.

“Person” means any natural person or legally constituted entity such as a family limited partnership, trust or limited liability company.

“Plan” means this 2011 Restricted Stock Plan of Green Ballast, Inc.

“Restricted Stock Award” means an Award of stock of the Company that is granted pursuant to Article II that is subject to the restrictions imposed by Article II .

“Subsidiary” of the Company means any corporation, partnership or other entity that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least twenty percent (20%) of the combined voting power of all classes of stock of such entity or at least twenty percent (20%) of the ownership interests in such entity.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is not then quoted for trading on the OTC Bulletin Board or OTC QX or OTC QB and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the most recent bid and ask prices per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board or by an independent appraiser selected in good faith by the Board.

“Withholding Tax” means any federal, state or local withholding tax liability.

SECTION 1.3. Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to establish performance criteria in respect of Awards under the Plan, to certify that Plan requirements have been met for any Participant in the Plan, to submit such matters as it may deem advisable to the Company’s stockholders for their approval, and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. The Committee is expressly authorized to adopt rules and regulations limiting or eliminating its discretion with respect to certain matters as it may deem advisable to comply with, or obtain preferential treatment under, any applicable tax or other law, rule, or regulation. All decisions and acts of the Committee shall be final and binding upon all affected Eligible Participants.

(b) The Committee shall designate the Eligible Participants, if any, to be granted Awards and the amount of such Awards and the time when Awards will be granted. All Awards granted under the Plan shall be on the terms and subject to the conditions determined by the Committee consistent with the Plan.

SECTION 1.4. Eligible Participants. Key employees of the Company and its Subsidiaries, as well as Persons who have consulted with or provided valuable assistance to, the Company and have been approved by the Committee, shall be eligible for Awards under the Plan.

SECTION 1.5. Awards Under the Plan. Awards to Eligible Participants shall be in the form of shares of Restricted Stock.

SECTION 1.6. Shares Subject to the Plan.

(a) General Limitation. The aggregate number of shares of Common Stock that may be issued under the Plan shall be Fifty-Seven Million Five-Hundred Thousand (57,500,000) shares (“Maximum Issuance”).  If any Award under the Plan shall expire, terminate or be canceled for any reason without having been vested in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the above limits and shall again become available for grants under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the Award shall count against the above limits). Shares of Common Stock that are withheld in order to satisfy federal, state or local tax liability, shall not count against the above limits.

(b) Additional Limitations.  No more than the Maximum Issuance number of shares of Common Stock may be subject to Restricted Stock Awards that are intended to be “performance based compensation” (as that term is used in Section 162(m) of the Code) may be granted.

SECTION 1.7. Other Compensation Programs.  Nothing contained in the Plan shall be construed to preempt or limit the authority of the Board to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Board (a) to grant incentive awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity; or (b) to grant incentive awards to, or assume incentive awards of, any person or entity in connection a change of control of the Company.

SECTION 1.8. Award Agreements.  Each Award shall be evidenced by an agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or applicable law.  Each Award Agreement shall contain the agreement of the Participant not to compete with the business of the Company during the term of the Participant’s employment with the Company and for a period of two years thereafter.

ARTICLE II. RESTRICTED STOCK

SECTION 2.1. Terms and Conditions of Restricted Stock Awards.  Subject to the following provisions, all Awards of Restricted Stock under the Plan to an Eligible Participant shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

(a) Restricted Stock Award. The Restricted Stock Award shall specify the number of shares of Restricted Stock subject to the Award, and the price, if any, to be paid by the Participant receiving the Restricted Stock Award.  Upon issuance of Restricted Stock pursuant to any Restricted Stock Award, all such Restricted Stock shall be unvested.  Such Restricted Stock under a Restricted Stock Award shall vest as follows:

(i)
one-third (1/3) of such Restricted Stock shall vest on the first date on which the Company attains an average Market Capitalization for any ten (10) trading days during any fifteen (15) consecutive trading day period in excess of $15.87 million;

(ii)
one-third (1/3) of such Restricted Stock shall vest on the first date on which the Company attains an average Market Capitalization for any ten (10) trading days during any fifteen (15) consecutive trading day period in excess of $60 million; and

(iii)
one-third (1/3) of such Restricted Stock shall vest on the first date on which the Company attains an average Market Capitalization for any ten (10) trading days during any fifteen (15) consecutive trading day period in excess of $120 million.

(b) Restrictions on Transfer.  Unless otherwise provided herein, or in the Award Agreement relating to the Restricted Stock Award, or otherwise permitted by the Committee, stock certificates representing the Restricted Stock granted to a Participant shall be registered in the Participant’s name.  Prior to the shares of Restricted Stock becoming vested, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested and has been delivered to the Participant with all restrictions removed.  The Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned or pledged by the Participant until such share has vested, has been replaced with an unrestricted certificate, and has been delivered to the Participant in accordance with the terms hereof and of the Award Agreement.  Any transfer or pledge, or attempted transfer or pledge, in violation of this restriction shall be null and void and of no force and effect, and shall not be recognized by the Company as a valid transfer or pledge.  Unless a Participant’s Award Agreement specifies otherwise, in the event of a Participant’s termination of employment before all the Participant’s Restricted Stock has vested, or been deemed vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested, or been deemed vested, shall be forfeited and any purchase price paid by the employee, if any, shall be returned to the Participant. At the time Restricted Stock vests and is deliverable to the Participant in accordance with the terms hereof and the Participant’s Award Agreement (and upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the Participant (or the beneficiary designated by the Participant in the event of death), free of all restrictions.

(c) Accelerated Vesting. Notwithstanding the vesting conditions set forth in the Restricted Stock Award, unless the Restricted Stock Award grant or other agreement with the Participant thereof specifies otherwise:

(i)	the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award;

(ii)	all the shares of Restricted Stock shall vest upon a Change of Control of the Company; and

(iii)	all the shares of Restricted Stock shall vest upon the death of the Participant.

(d) GBL Authorization.  Notwithstanding anything herein or in any Restricted Stock Award, or in any employment agreement, to the contrary, unless otherwise agreed to by GBL, all Restricted Stock, both before and after the vesting thereof, shall be held by the Company, and not delivered to the Participant, and shall not be transferable or pledgeable by the Participant after vesting, until such time as GBL has either received or has the ability to realize in cash any outstanding balance of its initial investment in the Company of $3 million, based on the Market Capitalization of the Company’s Common Stock, GBL’s ability to sell its Common Stock, or any other relevant factor which should be reasonably considered in determining GBL’s ability to realize its initial investment as aforesaid.

In the event of any dispute between GBL and the Company over the foregoing, any combination of one (1) or more employees (the “Selling Group”) of the Company may, upon written notice to the Company and GBL, offer to combine, and if requested by the Selling Group the Company shall deliver to them, the number of vested shares necessary to generate when sold the equivalent cash sum equal to the unreturned balance of GBL’s investment in full.  Upon receipt of such notice, GBL at its option may agree to accept the cash proceeds from such sale and in return for such cash payment transfer the same number of shares of Common Stock to the Selling Group, or decline such offer and retain ownership of such shares of Common Stock.  In either event, the initial investment return conditions shall be deemed satisfied and the Restricted Stock which has vested and not been delivered shall be reissued as unrestricted Common Stock and delivered to the Selling Group.

(e) Designees.  Any Participant may, with the Committee’s approval, which may be granted or withheld in the Committee’s sole discretion, designate another Person to receive the Restricted Stock awarded under a Restricted Stock Award.

SECTION 2.2. Section 83(b) Election. If a Participant receives an award of Restricted Stock that is subject to a “substantial risk of forfeiture,” such Participant may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the excess of the Fair Market Value of such Restricted Stock on the Date of Grant (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Restricted Stock, if any.  If the Participant makes the Section 83(b) election, the Participant shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (d) agree to such federal and state income tax withholding as the Committee may reasonably require in its sole discretion.

ARTICLE III. ADDITIONAL PROVISIONS

SECTION 3.1. General Restrictions.  Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law; (b) the consent or approval of any government regulatory body; or (c) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

SECTION 3.2. Adjustments for Changes in Capitalization. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, or any distributions to stockholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan, in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan.  In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 3.3. Amendments.  The Committee shall have the authority to amend any Award to include any provision that, at the time of such amendment, is authorized under the terms of the Plan; provided, however, no outstanding Award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

SECTION 3.4. Cancellation of Awards.  Any Award granted under the Plan may be canceled at any time with the consent of the holder and a new Award may be granted to such holder in lieu thereof, which award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled Award.

SECTION 3.5. Beneficiary.  A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any shares of Restricted Stock that become deliverable to the Participant pursuant to the Plan after the Participant’s death.  A Participant may, from time to time, amend or revoke a designation of beneficiary.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

SECTION 3.6. Withholding.  Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or demand surrender of, shares of Common Stock in value sufficient to satisfy any Withholding Tax prior to the delivery of any certificate for such shares (or remainder of shares if Common Stock is retained to satisfy such Withholding Tax).  Whenever Common Stock is so retained, sold or surrendered to satisfy Withholding Tax, the value of shares of Common Stock so retained, sold or surrendered shall be determined by the Committee, and the value of shares of Common Stock so sold shall be the net proceeds (after deduction of commissions) received by the Company from such sale, as determined by the Committee.

SECTION 3.7. Transferability. Except as expressly provided in the Plan or as may be permitted by the Committee, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution.  Except as expressly provided in the Plan or as may be permitted by the Committee, during the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

SECTION 3.8. Non-uniform Determinations.  Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the form, amount and timing of such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

SECTION 3.9. No Guarantee of Employment.  The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period.

SECTION 3.10. Deferred Compensation and Trust Agreements.  The Committee may authorize and establish deferred compensation agreements and arrangements in connection with Awards under the Plan and may establish trusts and other arrangements, including “rabbi trusts,” with respect to such agreements and appoint one or more trustees for such trusts.  Shares of Common Stock under the Plan may also be acquired by one or more trustees from the Company, in the open market or otherwise.

SECTION 3.11. Duration and Termination.

(a) The Plan shall terminate on December 31, 2017.  Notwithstanding the foregoing, Awards granted prior to such date may extend beyond such date, and the terms of this Plan shall continue to apply to all Awards granted hereunder.

(b) The Board may suspend, discontinue or terminate the Plan at any time.  Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

SECTION 3.12. Effective Date. The Plan shall be effective as of April 15, 2011.

[Signature Page Follows]

Executed to evidence the Plan and the adoption thereof by the Board of Directors.

GREEN BALLAST, INC.

By:	/s/ Kevin Adams
Name: Kevin Adams
Title: Chief Executive Officer